Exhibit 99.1

FOR IMMEDIATE RELEASE

For:  Cathay General Bancorp                                                                     Contact: Heng W. Chen
         777 N. Broadway                                                                                           (213) 625-4752
         Los Angeles, CA 90012

Cathay General Bancorp Receives

Federal Reserve Approval to Acquire Up to 100% of Great Eastern Bank Stock

        Los Angeles, Calif., December 13: Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced that it has received regulatory approval from the Federal Reserve Board to acquire up to 100% of the outstanding stock of Great Eastern Bank.

        "We are very pleased that the Federal Reserve Board has given its approval to our acquisition of Great Eastern's stock," said Mr. Dunson K. Cheng, Chairman of the Board, President, and Chief Executive Officer of the Company. "We would urge the Great Eastern Bank board of directors and advisers to immediately invite us to start the due diligence process and to finalize our superior proposal."

        Under the Company's previously announced proposal, the Company would be willing to pay $5 per share more than Great Eastern Bank's announced transaction with UCBH Holdings, Inc., up to $65 per Great Eastern Bank share and subject to the same purchase price adjustments contained in Great Eastern Bank's agreement with UCBH and reduced by the amount of any break-up or similar fee that Great Eastern Bank might be required to pay to UCBH. The Company's proposal for 100% of the outstanding shares of Great Eastern Bank contemplates payment of the same consideration to all shareholders, including shareholders who had granted the Company options. In addition, the Company has also previously announced that it would be willing to enter into a transaction agreement with Great Eastern Bank that would provide shareholders of Great Eastern Bank with a greater certainty of consummation than the agreement between Great Eastern Bank and UCBH and on other more favorable terms.

        The Company has, subject to regulatory approval, exercised its rights to purchase approximately 41% of the outstanding shares of Great Eastern Bank and has informed Great Eastern Bank that the Company will not vote in favor of the current transaction between Great Eastern Bank and UCBH, which requires the approval of 66 2/3rds of Great Eastern Bank stockholders. The Company's application to the New York State Banking Department seeking its approval remains pending.

ABOUT CATHAY GENERAL BANCORP

        Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates twenty-nine branches in California, four branches in New York State, one in Massachusetts, one in Houston, Texas, one in Washington State, and representative offices in Taipei, Hong Kong, and Shanghai. Cathay Bank's website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

        Statements made in this news release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this news release are forward-looking statements. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: the company's ability to successfully consummate a transaction with Great Eastern Bank or realize the benefits of such a transaction if consummated. These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2004, its reports and registration statements filed (including those filed by GBC Bancorp prior to its merger with Cathay General Bancorp) with the Securities and Exchange Commission ("SEC") and other filings it makes in the future with the SEC from time to time. All forward-looking statements speak only as of the date of this news release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events. There can be no guarantee that any transaction between Cathay General Bancorp and Great Eastern Bank will occur.

        Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

ADDITIONAL INFORMATION

        Subject to future developments, Cathay General Bancorp may file with the United States Securities and Exchange Commission a registration statement to register the Cathay General Bancorp shares which would be issued in the proposed transaction. Investors and security holders are urged to read the registration statement (when and if available) and any other relevant documents filed with the Commission, as well as any amendments or supplements to those documents, because they will contain important information. Investors and security holders may obtain a free copy of the registration statement (when and if available) and other relevant documents at the Commission's Internet web site at www.sec.gov. The registration statement (when and if available) and such other documents may also be obtained free of charge from Cathay General Bancorp by directing such request to: Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.